Exhibit 99.1

The J. M. Smucker Company Announces Fiscal 2017 Fourth Quarter Results and Fiscal 2018 Outlook

ORRVILLE, Ohio, June 8, 2017 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter ended April 30, 2017, of its 2017 fiscal year. All comparisons are to the fourth quarter of the prior fiscal year, unless otherwise noted.

EXECUTIVE SUMMARY

  Net sales decreased 1 percent, primarily reflecting declines within the U.S. Retail Pet Foods segment.
  Net income per diluted share was $0.96 in the fourth quarter, including a noncash impairment charge primarily related to certain indefinite-lived trademarks within the U.S. Retail Pet Foods segment, compared to $1.61 in the prior year.  The prior year included a $0.42 per share noncash deferred tax benefit.  For the full year, net income per diluted share was $5.10.
  Adjusted earnings per share was $1.80 in the fourth quarter, compared to $2.23 in the prior year, which included the $0.42 per share noncash deferred tax benefit.  For the full year, adjusted earnings per share was $7.72. This compares to $7.79 in the prior year, which included the $0.42 per share noncash deferred tax benefit and a $0.15 per share gain on the U.S. canned milk divestiture.
  Incremental synergy realization was $35.2 million in the fourth quarter and $122.0 million for the full year.
  Cash provided by operating activities was $264.2 million in the fourth quarter.  Free cash flow was $208.4 million in the quarter and $866.6 million in fiscal 2017.
  The Company provided its fiscal 2018 outlook, with adjusted earnings per share expected to range from $7.85 to $8.05.

CHIEF EXECUTIVE OFFICER REMARKS
"In fiscal 2017, we grew adjusted EPS by 7 percent over the prior year," said Mark Smucker, Chief Executive Officer. "In the new fiscal year, we continue to execute our strategic plan for sustainable, long-term growth by capitalizing on changes in consumer preferences and the retail environment. We will fuel the momentum of our growth brands like Smucker's® Uncrustables®, Nature's Recipe®, and Café Bustelo®, while supporting our base businesses in coffee, peanut butter, pet food, and pet snacks. Accelerated cost savings and expanded capabilities are key components of our multi-dimensional strategy to deliver top and bottom line growth and increase shareholder value."

NON-GAAP MEASURES AND SEGMENT RESULTS
Beginning May 1, 2016, the Company redefined certain non-GAAP measures and modified its segment profit calculation to exclude amortization expense and impairment charges related to intangible assets. Prior year results have been modified to conform to the new presentation. Additional information is included in the Company's Form 8-K, dated July 25, 2016.

FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended April 30,
			% Increase
	2017	2016	(Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,783.8	$1,807.6	(1%)

Operating income	$196.7	$246.1	(20%)
Adjusted operating income	338.8	331.0	2%

Net income per common share – assuming dilution	$0.96	$1.61	(40%)
Adjusted earnings per share	1.80	2.23	(19%)

Weighted-average shares outstanding – assuming dilution	114.9	118.8	(3%)

Net Sales
Net sales decreased $23.8 million, or 1 percent, reflecting lower volume/mix. Net price realization was neutral as lower net pricing within the U.S. Retail Pet Foods segment was offset by higher net pricing on coffee and fruit spreads.

Operating Income
Gross profit decreased $41.2 million, or 6 percent, driven by an unfavorable change in derivative gains and losses. Lower volume/mix also contributed to the gross profit decline. Selling, distribution, and administrative ("SD&A") expenses decreased $17.4 million, or 5 percent, primarily driven by incremental synergy realization. Operating income decreased $49.4 million, further reflecting a $57.5 million noncash impairment charge, primarily related to certain indefinite-lived trademarks within the U.S. Retail Pet Foods segment, and a $33.0 million reduction in special project costs.

On a non-GAAP basis, adjusted gross profit decreased $12.5 million, or 2 percent, with the primary difference from GAAP results being the exclusion of a $30.8 million unfavorable change in unallocated derivative gains and losses. With the decrease in SD&A expenses, adjusted operating income increased $7.8 million, or 2 percent.

Other
Net interest expense decreased $0.2 million. Income taxes increased $32.3 million as a decrease in income before income taxes in the current year was more than offset by the $50.5 million noncash deferred tax benefit in the prior year.

Cash provided by operating activities was $264.2 million. This compared to $336.2 million in the prior year, which benefited from the Company's working capital initiatives.

FULL-YEAR OUTLOOK
The Company provided its full-year fiscal 2018 guidance as summarized below:

Comparable net sales increase vs prior year	1%
Adjusted earnings per share	$7.85 - $8.05
Free cash flow	$775 million
Capital expenditures	$310 million
Effective tax rate	32.5% - 33.0%

Net sales are expected to increase approximately 1 percent from fiscal 2017, primarily reflecting higher net price realization. Adjusted earnings per share is expected to range from $7.85 to $8.05, based on 113.6 million shares outstanding, reflecting the Company's repurchase of 3.0 million shares in the fourth quarter of fiscal 2017. The above guidance does not include any benefit from the Company's previously announced definitive agreement to acquire the Wesson® oil brand from Conagra Brands, Inc.

The Company announced today a $100 million increase to its cost management program, which will result in total annual cost reductions of $450 million for its synergy and cost management programs, when fully realized by fiscal 2020. Included in fiscal 2018 earnings guidance is the remaining $40 million of the $200 million synergy target associated with the pet food acquisition and approximately $100 million from the $250 million cost management program.

FOURTH QUARTER SEGMENT RESULTS
Dollar amounts in the segment tables below are reported in millions.

U.S. Retail Coffee

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY17 Q4 Results	$505.9	$149.9	29.6%
Increase (decrease) vs prior year	(1%)	(14%)	-430bps

Segment net sales decreased $6.7 million. Volume/mix reduced net sales by 5 percent driven by declines for the Folgers® brand, partially offset by gains for the Café Bustelo® and Dunkin' Donuts® brands. The lower volume/mix was mostly offset by higher net price realization. Segment profit decreased $23.9 million primarily due to the impact of volume/mix. In addition, increased marketing expense and the net impact of higher commodity costs and pricing also contributed to the segment profit decline.

U.S. Retail Consumer Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY17 Q4 Results	$473.8	$108.7	22.9%
Increase (decrease) vs prior year	-	19%	350bps

Segment net sales increased $0.1 million. Higher net price realization, primarily driven by the Smucker's® and Jif® brands, contributed 2 percentage points of growth. This was offset by lower volume/mix, primarily attributed to the Crisco® and truRoots® brands. Segment profit increased $17.0 million, reflecting higher net pricing and lower manufacturing overhead costs, as well as incremental synergy realization. These factors were partially offset by an increase in marketing expense.

U.S. Retail Pet Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY17 Q4 Results	$534.5	$118.0	22.1%
Increase (decrease) vs prior year	(5%)	(15%)	-240bps

Segment net sales decreased $28.4 million, primarily due to lower net price realization which reduced net sales by 4 percent. Volume/mix reduced net sales by 1 percent as gains for the Nature's Recipe® and Milk-Bone® brands were more than offset by declines across the rest of the portfolio, most notably 9Lives® and Meow Mix® cat food. Segment profit decreased $20.1 million as the decline in net sales and increased distribution expense were partially offset by lower input costs.

International and Foodservice

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY17 Q4 Results	$269.6	$48.4	18.0%
Increase (decrease) vs prior year	4%	26%	310bps

Segment net sales increased $11.2 million. Volume/mix contributed 5 percentage points of growth to net sales. This was slightly offset by lower net price realization and a $1.0 million impact from foreign currency exchange. Segment profit increased $10.0 million primarily due to favorable volume/mix and a $3.8 million pre-tax gain related to the sale during the fourth quarter of the Company's minority interest in Guilin Seamild Biologic Technology Development Co., Ltd., a manufacturer and marketer of oats products in China.

Conference Call
The Company will conduct an earnings conference call and webcast today, June 8, 2017, beginning at 8:30 a.m. Eastern time. To access the webcast, please visit jmsmucker.com/investor-relations.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the ability to achieve synergies and cost savings related to the Big Heart Pet Brands acquisition and other programs in the amounts and within the time frames currently anticipated and to effectively manage the related integration and restructuring costs; the ability to satisfy the closing conditions for the Wesson® transaction, including receipt of required regulatory approvals, without unexpected delays or conditions; the ability to generate sufficient cash flow to meet the Company's deleveraging objectives; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies employed to manage commodity pricing risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the businesses, including the introduction of new products; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's or its competitors' products; the impact of accidents, extreme weather, and natural disasters; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the ability to manage and maintain key relationships; the timing and amount of capital expenditures and share repurchases; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J. M. Smucker Company
For 120 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America. In consumer foods and beverages, its brands include Smucker's®, Folgers®, Jif®, Dunkin' Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick's®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles 'n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC, and Dunkin' Donuts® is a registered trademark of DD IP Holder, LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants.

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
			% Increase			% Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,783.8	$1,807.6	(1%)	$7,392.3	$7,811.2	(5%)
Cost of products sold	1,137.0	1,119.6	2%	4,557.0	4,843.4	(6%)
Gross Profit	646.8	688.0	(6%)	2,835.3	2,967.8	(4%)
Gross margin	36.3%	38.1%		38.4%	38.0%

Selling, distribution, and administrative expenses	334.4	351.8	(5%)	1,390.7	1,510.3	(8%)
Amortization	52.1	50.2	4%	207.3	208.4	(1%)
Impairment charges	57.5	-	n/m	133.2	-	n/m
Other special project costs	10.1	41.0	(75%)	76.9	135.9	(43%)
Other operating income - net	(4.0)	(1.1)	n/m	(4.3)	(32.1)	(87%)
Operating Income	196.7	246.1	(20%)	1,031.5	1,145.3	(10%)
Operating margin	11.0%	13.6%		14.0%	14.7%

Interest expense - net	(40.3)	(40.5)	(0%)	(163.1)	(171.1)	(5%)
Other income - net	5.5	4.6	20%	10.0	3.7	170%
Income Before Income Taxes	161.9	210.2	(23%)	878.4	977.9	(10%)
Income taxes	51.5	19.2	168%	286.1	289.2	(1%)
Net Income	$110.4	$191.0	(42%)	$592.3	$688.7	(14%)

Net income per common share	$0.96	$1.61	(40%)	$5.11	$5.77	(11%)

Net income per common share – assuming dilution	$0.96	$1.61	(40%)	$5.10	$5.76	(11%)

Dividends declared per common share	$0.75	$0.67	12%	$3.00	$2.68	12%

Weighted-average shares outstanding	114,816,602	118,755,584	(3%)	116,013,751	119,436,199	(3%)
Weighted-average shares outstanding –
assuming dilution	114,906,128	118,845,157	(3%)	116,120,780	119,477,312	(3%)

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	April 30, 2017	April 30, 2016
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$166.8	$109.8
Trade receivables, less allowance for doubtful accounts	438.7	450.1
Inventories	905.7	899.4
Other current assets	130.6	114.1
Total Current Assets	1,641.8	1,573.4

Property, Plant, and Equipment - Net	1,617.5	1,627.7

Other Noncurrent Assets:
Goodwill	6,077.1	6,091.1
Other intangible assets - net	6,149.9	6,494.4
Other noncurrent assets	153.4	197.5
Total Other Noncurrent Assets	12,380.4	12,783.0
Total Assets	$15,639.7	$15,984.1

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$477.2	$459.4
Current portion of long-term debt	499.0	-
Short-term borrowings	454.0	284.0
Other current liabilities	402.4	469.6
Total Current Liabilities	1,832.6	1,213.0

Noncurrent Liabilities:
Long-term debt, less current portion	4,445.5	5,146.0
Other noncurrent liabilities	2,511.4	2,616.6
Total Noncurrent Liabilities	6,956.9	7,762.6

Shareholders' Equity	6,850.2	7,008.5
Total Liabilities and Shareholders' Equity	$15,639.7	$15,984.1

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2017	2016	2017	2016
	(Dollars in millions)

Operating Activities
Net income	$110.4	$191.0	$592.3	$688.7
Adjustments to reconcile net income to net cash
provided by operations:
Depreciation	52.1	56.2	211.7	221.7
Amortization	52.1	50.2	207.3	208.4
Impairment charges	57.5	-	133.2	-
Share-based compensation expense	-	7.7	22.0	34.6
Gain on divestiture	-	-	-	(25.3)
Deferred income tax benefit	(79.4)	(95.2)	(79.4)	(95.2)
Other noncash adjustments	0.5	1.1	4.8	3.4
Defined benefit pension contributions	(22.2)	(6.2)	(28.7)	(8.6)
Changes in assets and liabilities, net of effect
from businesses acquired:
Trade receivables	(18.1)	57.1	8.9	(21.9)
Inventories	88.2	48.0	(10.4)	240.1
Accounts payable and accrued items	(20.8)	(44.8)	(37.7)	48.5
Income and other taxes	65.0	78.2	7.9	146.9
Other - net	(21.1)	(7.1)	27.1	19.7
Net Cash Provided by Operating Activities	264.2	336.2	1,059.0	1,461.0

Investing Activities
Business acquired, net of cash acquired	-	-	-	7.9
Equity investment in affiliate	-	-	-	(16.0)
Additions to property, plant, and equipment	(55.8)	(40.6)	(192.4)	(201.4)
Proceeds from divestiture	-	-	-	193.7
Proceeds from sale of investment	40.6	-	40.6	-
Proceeds from disposal of property, plant, and equipment	0.1	3.8	0.5	4.0
Other - net	(26.5)	27.8	(38.4)	33.5
Net Cash (Used for) Provided by Investing Activities	(41.6)	(9.0)	(189.7)	21.7

Financing Activities
Short-term borrowings - net	312.0	146.0	170.0	58.0
Repayments of long-term debt	-	-	(200.0)	(800.0)
Quarterly dividends paid	(87.2)	(80.1)	(339.3)	(316.6)
Purchase of treasury shares	(418.6)	(433.3)	(437.6)	(441.1)
Other - net	0.1	0.2	0.8	0.8
Net Cash Used for Financing Activities	(193.7)	(367.2)	(806.1)	(1,498.9)
Effect of exchange rate changes on cash	(1.7)	9.3	(6.2)	0.4
Net increase (decrease) in cash and cash equivalents	27.2	(30.7)	57.0	(15.8)
Cash and cash equivalents at beginning of period	139.6	140.5	109.8	125.6
Cash and Cash Equivalents at End of Period	$166.8	$109.8	$166.8	$109.8

The J. M. Smucker Company Unaudited Supplemental Schedule

	Three Months Ended April 30,				Year Ended April 30,
	2017	% of Net Sales	2016	% of Net Sales	2017	% of Net Sales	2016	% of Net Sales
	(Dollars in millions)

Net sales	$1,783.8		$1,807.6		$7,392.3		$7,811.2
Selling, distribution, and
administrative expenses:
Marketing	91.9	5.2%	83.2	4.6%	419.4	5.7%	441.7	5.7%
Selling	55.9	3.1%	69.2	3.8%	249.2	3.4%	314.1	4.0%
Distribution	60.2	3.4%	44.9	2.5%	244.4	3.3%	230.2	2.9%
General and administrative	126.4	7.1%	154.5	8.5%	477.7	6.5%	524.3	6.7%
Total selling, distribution, and
administrative expenses	$334.4	18.7%	$351.8	19.5%	$1,390.7	18.8%	$1,510.3	19.3%

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2017	2016	2017	2016
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$505.9	$512.6	$2,108.6	$2,239.2
U.S. Retail Consumer Foods	473.8	473.7	2,085.4	2,269.7
U.S. Retail Pet Foods	534.5	562.9	2,135.9	2,250.4
International and Foodservice	269.6	258.4	1,062.4	1,051.9
Total net sales	$1,783.8	$1,807.6	$7,392.3	$7,811.2

Segment profit:
U.S. Retail Coffee	$149.9	$173.8	$682.4	$722.6
U.S. Retail Consumer Foods	108.7	91.7	458.2	467.5
U.S. Retail Pet Foods	118.0	138.1	481.0	493.9
International and Foodservice	48.4	38.4	185.1	179.0
Total segment profit	$425.0	$442.0	$1,806.7	$1,863.0
Amortization	(52.1)	(50.2)	(207.3)	(208.4)
Impairment charges	(57.5)	-	(133.2)	-
Interest expense - net	(40.3)	(40.5)	(163.1)	(171.1)
Unallocated derivative (losses) gains	(21.5)	9.3	(27.2)	12.0
Cost of products sold - special project costs	(0.9)	(3.0)	(5.7)	(12.2)
Other special project costs	(10.1)	(41.0)	(76.9)	(135.9)
Corporate administrative expenses	(86.2)	(111.0)	(324.9)	(373.2)
Other income - net	5.5	4.6	10.0	3.7
Income before income taxes	$161.9	$210.2	$878.4	$977.9

Segment profit margin:
U.S. Retail Coffee	29.6%	33.9%	32.4%	32.3%
U.S. Retail Consumer Foods	22.9%	19.4%	22.0%	20.6%
U.S. Retail Pet Foods	22.1%	24.5%	22.5%	21.9%
International and Foodservice	18.0%	14.9%	17.4%	17.0%

Non-GAAP Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestiture and foreign currency exchange; adjusted gross profit, operating income, income, and earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Non-GAAP profit measures exclude certain items affecting comparability which include merger and integration and restructuring costs ("special project costs") and unallocated gains and losses on commodity and foreign currency exchange derivatives ("unallocated derivative gains and losses"). The special project costs relate to specific merger and integration and restructuring projects, and the unallocated derivative gains and losses reflect the changes in fair value of the Company's commodity and foreign currency exchange contracts. Beginning May 1, 2016, the Company redefined the non-GAAP measures to also exclude amortization expense and impairment charges related to intangible assets, and has modified prior year results to conform to the new definition. The Company believes that excluding amortization expense and impairment charges related to intangible assets in its non-GAAP measures is more reflective of the Company's operating performance and the way in which the Company manages its business, as amortization and impairment charges are noncash expenses and can be significantly affected by the timing and size of acquisitions. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2018 outlook. As the amount of unallocated derivative gains and losses varies depending on market conditions and levels of derivative transactions with respect to a particular fiscal year, it is not determinable on a forward-looking basis and no guidance has been provided.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,				Year Ended April 30,
			Increase				Increase
	2017	2016	(Decrease)%		2017	2016	(Decrease)%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$1,783.8	$1,807.6	$(23.8)	(1%)	$7,392.3	$7,811.2	$(418.9)	(5%)
Milk divestiture	-	-	-	-	-	(153.5)	153.5	2%
Net sales excluding divestiture	$1,783.8	$1,807.6	$(23.8)	(1%)	$7,392.3	$7,657.7	$(265.4)	(3%)
Foreign currency exchange	1.0	-	1.0	-	3.8	-	3.8	-
Net sales excluding divestiture and
foreign currency exchange	$1,784.8	$1,807.6	$(22.8)	(1%)	$7,396.1	$7,657.7	$(261.6)	(3%)

Amounts may not add due to rounding.

Net sales excluding divestiture has been adjusted for the noncomparable impact of the U.S. canned milk business divested on December 31, 2015.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2017	2016	2017	2016
	(Dollars in millions, except per share data)

Gross profit reconciliation:
Gross profit	$646.8	$688.0	$2,835.3	$2,967.8
Unallocated derivative losses (gains)	21.5	(9.3)	27.2	(12.0)
Cost of products sold - special project costs	0.9	3.0	5.7	12.2
Adjusted gross profit	$669.2	$681.7	$2,868.2	$2,968.0
% of net sales	37.5%	37.7%	38.8%	38.0%

Operating income reconciliation:
Operating income	$196.7	$246.1	$1,031.5	$1,145.3
Amortization	52.1	50.2	207.3	208.4
Impairment charges	57.5	-	133.2	-
Unallocated derivative losses (gains)	21.5	(9.3)	27.2	(12.0)
Cost of products sold - special project costs	0.9	3.0	5.7	12.2
Other special project costs	10.1	41.0	76.9	135.9
Adjusted operating income	$338.8	$331.0	$1,481.8	$1,489.8
% of net sales	19.0%	18.3%	20.0%	19.1%

Net income reconciliation:
Net income	$110.4	$191.0	$592.3	$688.7
Income taxes	51.5	19.2	286.1	289.2
Amortization	52.1	50.2	207.3	208.4
Impairment charges	57.5	-	133.2	-
Unallocated derivative losses (gains)	21.5	(9.3)	27.2	(12.0)
Cost of products sold - special project costs	0.9	3.0	5.7	12.2
Other special project costs	10.1	41.0	76.9	135.9
Adjusted income before income taxes	$304.0	$295.1	$1,328.7	$1,322.4
Income taxes, as adjusted	97.3	29.8	432.8	391.1
Adjusted income	$206.7	$265.3	$895.9	$931.3

Weighted-average common shares outstanding	114,267,453	118,243,385	115,471,395	118,918,701
Weighted-average participating shares outstanding	549,149	512,199	542,356	517,498
Total weighted-average shares outstanding	114,816,602	118,755,584	116,013,751	119,436,199
Dilutive effect of stock options	89,526	89,573	107,029	41,113
Total weighted-average shares outstanding - assuming dilution	114,906,128	118,845,157	116,120,780	119,477,312

Adjusted earnings per share	$1.80	$2.23	$7.72	$7.79

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2017	2016	2017	2016
	(Dollars in millions)

EBITDA (as adjusted) reconciliation:
Net income	$110.4	$191.0	$592.3	$688.7
Income taxes	51.5	19.2	286.1	289.2
Interest expense - net	40.3	40.5	163.1	171.1
Depreciation	52.1	56.2	211.7	221.7
Amortization	52.1	50.2	207.3	208.4
Impairment charges	57.5	-	133.2	-
EBITDA (as adjusted)	$363.9	$357.1	$1,593.7	$1,579.1
% of net sales	20.4%	19.8%	21.6%	20.2%

Free cash flow reconciliation:
Net cash provided by operating activities	$264.2	$336.2	$1,059.0	$1,461.0
Additions to property, plant, and equipment	(55.8)	(40.6)	(192.4)	(201.4)
Free cash flow	$208.4	$295.6	$866.6	$1,259.6

The following tables provide a reconciliation of the Company's fiscal 2018 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2018
	Low	High
Net income per common share - assuming dilution reconciliation:
Net income per common share - assuming dilution	$6.29	$6.49
Special project costs	0.38	0.38
Amortization	1.18	1.18
Adjusted earnings per share	$7.85	$8.05

	Year Ending April 30, 2018
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,085
Additions to property, plant, and equipment	(310)
Free cash flow	$775

CONTACT: The J. M. Smucker Company: (330) 682-3000; Investors: Aaron Broholm, Vice President, Investor Relations; Media: Maribeth Burns, Vice President, Corporate Communications